Exhibit 99.1

Contacts:	Sharon S. Wenzl
Cooper-Standard Automotive
(248) 596-6211
sswenzl@cooperstandard.com

Jim Bianchi / Jennifer Greenfelder
Bianchi Public Relations, Inc.
(248) 269-1122
jbianchi@bianchipr.com /
jgreenfelder@bianchipr.com

Cooper-Standard Automotive Reorganizes Operations into Geographic Structure

NOVI, Mich. – March 26, 2009 – Cooper-Standard Automotive Inc. announced today a reorganization of its operating and reporting structures involving the discontinuation of its global Body & Chassis and Fluid Systems product line operating divisions and their supporting organization structures and the establishment of new operating and reporting units organized on the basis of geographic regions. Effective immediately, the company will operate from two divisions, North America and International (covering Europe, South America and Asia). The reorganization allows Cooper-Standard to maintain its full portfolio of global products and provide unified customer contact points, while better managing its operating costs and resources in severe industry conditions. It will result in a reduction in the company’s worldwide salaried workforce of approximately 20 percent.

Cooper-Standard has selected two of its key operating executives, Edward A. Hasler and Keith D. Stephenson, to lead the new divisions. Hasler will serve as president of the North America division, while Stephenson becomes president of the International division. Hasler has also been named vice chairman of Cooper-Standard Holdings Inc. and Cooper-Standard Automotive Inc., joining the boards of directors of both companies effective immediately. James S. McElya will resume his former role as chief executive officer (CEO) in addition to continuing to serve as executive chairman.

“Cooper-Standard has a long history of proactively adjusting to changing forces in the market,” said McElya. “Our decision to reorganize our operations will enable us to effectively operate in the extremely challenging industry conditions that are persisting, while continuing to provide the same extensive product offering to our global customers.”

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Cooper-Standard Reorganizes Operations – p. 2

Hasler has more than 25 years of experience in leadership positions within the global automotive industry, having served Cooper-Standard most recently as president and CEO, and previously as its chief operating officer and president of its global Sealing Systems division. Stephenson, who previously served as president of Cooper-Standard’s Body & Chassis division, joined Cooper-Standard in 2007. He previously served in a number of senior positions at Boler Co., including chief development officer and president of International Operations for its Hendrickson division.

Additionally, Michael C. Verwilst, formerly president of the company’s global Fluid Systems division, has been named vice president, mergers and acquisitions. Verwilst replaces Larry Beard, who is retiring after working for Cooper-Standard since 1998. Verwilst, who joined the company in 2003, brings extensive management experience and strategic planning background to this role.

Through its new North America and International divisions, Cooper-Standard will continue to offer its key product groups, which include: body sealing systems; fluid handling systems; and NVH (noise, vibration and harshness) control systems. According to the company, the new structure creates unified customer contact points that represent the entire Cooper-Standard product offering.

About Cooper-Standard Automotive

Cooper-Standard Automotive Inc., headquartered in Novi, Mich., is a leading global automotive supplier specializing in the manufacture and marketing of systems and components for the automotive industry. Products include body sealing systems, fluid handling systems and NVH control systems, which are represented within the company’s two operating divisions: North America and International. Cooper-Standard Automotive employs approximately 18,000 people globally with more than 70 facilities throughout the world. For more information, visit the company’s Web site at: www.cooperstandard.com.

Cooper-Standard is a privately-held portfolio company of The Cypress Group and Goldman Sachs Capital Partners Funds.

The Cypress Group is a New York-based private equity investment firm founded in 1994. Since its formation, Cypress has invested more than $3.5 billion of capital within its two funds. Cypress has an extensive track record of making growth-oriented investments in targeted industry sectors and building equity value alongside proven management teams.

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Cooper-Standard Reorganizes Operations – p. 3

Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high net worth individuals. Founded in 1869, it is one of the oldest and largest investment banking firms.

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Editor’s Note:	For electronic images of Hasler / McElya / Stephenson / Verwilst, please contact Jennifer Greenfelder at jgreenfelder@bianchipr.com or 248-269-1122.